EXHIBIT 10.15.6.

[Form of] Fiscal Year 20_ _ Financial Goal Restricted Stock Units Grant

Terms and Conditions

You have received a grant of Restricted Stock Units (the “Units”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan”). The Grant Date and the number of Units initially covered by this grant (the “Initial Number of Units”) are set forth in the document you have received entitled “Long-Term Incentive Statement.” The maximum number of Units that you may receive under this grant (the “Maximum Number of Units”) is two times the Initial Number of Units. The Long-Term Incentive Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.

1.    Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Long-Term Incentive Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.

2.    Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Long-Term Incentive Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the Units (if any) that vest pursuant to this Award Certificate, subject to withholding pursuant to Section 6 below, in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that vest under this Award Certificate. The Dividend Equivalent Payment shall be made on such settlement date. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.

3.    Vesting of Units.

(a)    162(m) Performance Goal. Subject to Section 5, in order to vest in the Maximum Number of Units or any lesser number of Units under this Award Certificate, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, 20_ _ [the end of the third fiscal year]). The “162(m) Performance Goal” is that the Company’s Net Income, as defined in the next sentence, must exceed zero for the period from September 1, 20_ _ through August 31, 20_ _ [including the current and next two fiscal years]. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) impact of liabilities, expenses, settlements or agreements related to the Company’s indemnification obligations to Pharmacia LLC or Solutia Inc, (IV) unbudgeted business sales and divestitures, and (V) the cumulative effects of changes in accounting methodology made after August 31, 20_ _ [the date before the beginning of the performance period].

(b)    EPS, Cash Flow, and ROC Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award Certificate will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years 20_ _, 20_ _ and 20_ _ [including the current and next two fiscal years] as compared to the Goals set forth on Exhibit A hereto. Not later than November 15, 20_ _ [three years after grant], the Committee will determine the extent to which the Goals have been met, the number of Units that have vested under this Award Certificate, and the number of Units to be forfeited, as follows:

Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.

Above Threshold-Level/Below Target Performance: For each Goal as to which performance is at or above threshold level but below target level, a number of Units that is equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 50% and 100%, based on the relationship between actual performance, threshold-level performance, and target-level performance for the applicable Goal, shall, subject to Section 3(c), vest as of November 15, 20_ _ [three years after grant].

Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall, subject to Section 3(c), vest as of November 15, 20_ _ [three years after grant].

Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units that is equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 100% and 200%, based on the relationship between actual performance, target-level performance, and outstanding-level performance for the applicable Goal (for this purpose, performance above the outstanding level for the applicable Goal shall be deemed to be performance at such outstanding level) shall, subject to Section 3(c), vest as of November 15, 20_ _ [three years after grant].

(c)    Effect of Termination of Service. If you incur a Termination of Service before November 15, 20_ _ [three years after grant], as a result of a Job Elimination (other than a Job Elimination subsequent to a Change of Control, which shall be governed by Section 5(c)), your Retirement, or your Disability or death (each, a “Proration Event”), then effective as of November 15, 20_ _ [three years after grant], a number of Units shall vest, equal to (i) the number of Units (if any) that vest based upon the application of paragraphs (a) and (b) above (and, if applicable, taking into account Section 5(b)), times (ii) a fraction (the “Proration Fraction”), the numerator of which is the number of days from September 1, 20_ _ [three beginning of the current fiscal year] through your date of termination, and the denominator of which is 1172 (subject to the special rule of Section 5(b)(v) that applies in the event that a Change of Control occurs following such Termination of Service). Except as provided in Section 5(c), if you incur a Termination of Service before November 15, 20_ _ [three years after grant] for any other reason, all Units subject to this Award Certificate shall be forfeited as of the date of such Termination of Service.

4.    Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award Certificate (except that in the event of settlement following conversion of the Units into a cash account pursuant to Section 5(a), delivery shall be in cash), subject to withholding as provided in Section 6 below. Such delivery shall take place as soon as practicable, but in no event more than 15 days, after November 15, 20_ _ [three years after grant]. Notwithstanding the foregoing but subject to Section 6(b), with respect to a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) and that occurs during the two-year period following a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such delivery shall take place as soon as practicable following the date of the applicable Termination of Service. Nothing in this Agreement, including Section 5, shall preclude the Company from settling upon a Change of Control the Units that are not replaced by a Replacement Award, to the extent effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).

5.    Change of Control. The provisions of this Section 5 shall govern vesting of the Units upon a Change of Control.

(a)    Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award Certificate, the number of Units subject to this Award Certificate (determined in accordance with Section 5(b)) shall vest in full, except to the extent that you are granted a Replacement Award in respect of the Units. In the event that no Replacement Award is so provided to you, the Units shall be converted into a cash account (based on the number of Units as of the date of the Change of Control (determined in accordance with Section 5(b)) and the value per Share as of the Change of Control), which shall accrue interest at the applicable federal short-term rate provided for in Section 1274(d)(1)(A) of the Code, and be settled in accordance with Section 4 above. For clarity, such account shall be fully vested as of the Change of Control, in no event shall the amount of such account be increased or decreased as a result of the circumstances of a subsequent Termination of Service, and the provisions of Section 2 relating to Dividend Equivalent Payments shall cease to apply following conversion of the Units into a cash account.

(b)    For purposes of this Section 5, the number of Units subject to this Award Certificate as of a Change of Control shall be determined in accordance with the following rules:

(i)    If the date of the Change of Control is after August 31, 20_ _ and prior to September 1, 20_ _ [during the first fiscal year of the performance period], the number of Units subject to this Award Certificate as of such Change of Control shall be the Initial Number of Units.

(ii)    If the date of the Change of Control is after August 31, 20_ _ and prior to September 1, 20_ _ [during the second fiscal year of the performance period], the number of Units subject to this Award Certificate as of such Change of Control shall be the sum of (x) 67% of the Initial Number of Units plus (y) 33% of the number of Units that would have become eligible for vesting under Section 3(b) above, if Goal achievement were measured solely based upon the degree of achievement of the fiscal year 20_ _ [first fiscal year of performance period] goals (assuming for this purpose that the Section 162(m) Performance Goal was achieved), the determination of such achievement to be made by the Committee no later than the date of the Change of Control, it being understood that to the extent that all necessary performance results are not available as of such date, the Committee shall make a good faith estimate.

(iii)    If the date of the Change of Control is after August 31, 20_ _ and prior to September 1, 20_ _ [during the third fiscal year of the performance period], the number of Units subject to this Award Certificate as of such Change of Control shall be the sum of (x) 34% of the Initial Number of Units plus (y) 66% of the number of Units that would have become eligible for vesting under Section 3(b) above, if Goal achievement were measured solely based upon the degree of achievement of the fiscal year 20_ _ and the fiscal year 20_ _ [first and second fiscal years of performance period] goals (assuming for this purpose that the Section 162(m) Performance Goal was achieved), the determination of such achievement to be made by the Committee no later than the date of the Change of Control, it being understood that to the extent that all necessary performance results are not available as of such date, the Committee shall make a good faith estimate.

(iv)     If the date of the Change of Control is after August 31, 20_ _ [end of the performance period] and on or before November 30, 20_ _ [three years after grant], the number of Units subject to this Award Certificate as of such Change of Control shall be determined pursuant to Section 3 based on actual performance (and the Committee shall make the applicable performance determinations no later than the date of the Change of Control, it being understood that to the extent that all necessary performance results are not available as of such date, the Committee shall make a good faith estimate).

(v)    Notwithstanding the foregoing provisions of this Section 5(b), if you have incurred a Termination of Service that is a Proration Event before the date of a Change of Control, the number of Units subject to this Award Certificate as of such Change of Control shall be determined by multiplying the number of Units determined in accordance with the rules set forth in the preceding paragraphs of this Section 5(b) by the Proration Fraction.

(c)    If you experience (x) a Termination without Cause or (y) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, in either case, at any time following a Change of Control, the applicable Replacement Award shall vest in full.

6.    Withholding; Section 409A.

(a)    Notwithstanding any other provision of this Award Certificate, your right to receive the Dividend Equivalent Payment and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with such Dividend Equivalent Payment or the delivery of such Shares. Unless the Committee determines otherwise, withholding of taxes in connection with the delivery of Shares in settlement of the Units shall be satisfied by withholding by the Company of that number of whole Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld. If you are subject to any taxes in connection with the Units or the Dividend Equivalent Payment in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for taxes in more than one jurisdiction.

(b)    This Award Certificate is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Award Certificate be administered in all respects in accordance with Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made hereunder. Notwithstanding any provision of the Plan or this Award Certificate to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following your Separation from Service, to the extent required by Section 409A of the Code, shall instead be paid or provided on the first business day after the date that is six months following your Separation from Service. If you die following your Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate or your beneficiary within 30 days after the date of your death.

7.    Recoupment Policy. Notwithstanding any other provision of this Award Certificate, the Units shall be subject to the terms of the Company’s Recoupment Policy, which is hereby incorporated herein by reference.

8.    No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

9.    Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

10.    Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.

11.    Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.

12.    Electronic Delivery. The Company may, in its sole discretion, elect to deliver any documents related to the Units granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.    Governing Law. All questions concerning the construction, validity and interpretation of the Units and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Units or the Plan shall be brought only in the state or federal courts of the State of Delaware.